Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

January 27, 2014

Charter Communications, Inc.

CCO Holdings Capital Corp.

CCO Holdings, LLC

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Charter Communications, Inc. (the “Company”), CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), and CCO Holdings, LLC, a Delaware limited liability company (together with CCOH Capital, the “Issuers”), in connection with the proposed registration by the Issuers of (i) $500,000,000 in aggregate principal amount of the Issuers’ 5.250% Senior Notes Due 2021 (the “New 2021 Notes”) and (ii) $500,000,000 in aggregate principal amount of the Issuers’ 5.750% Senior Notes Due 2023 (the “New 2023 Notes” and, together with the New 2021 Notes, the “Exchange Notes”), in each case, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The New 2021 Notes are to be issued pursuant to the Sixth Supplemental Indenture dated as of March 14, 2013 (the “2021 Notes Indenture”) by and between the Issuers and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”). The New 2023 Notes are to be issued pursuant to the Seventh Supplemental Indenture dated as of March 14, 2013 (the “2023 Notes Indenture” and, together with the 2021 Notes Indenture, the “Indentures”) by and between the Issuers and the Trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuers’ 5.250% Senior Notes Due 2021 (the “Old 2021 Notes”) and 5.750% Senior Notes Due 2023 (the “Old 2023 Notes, and, together with the Old 2021 Notes, the “Old Notes”), in each case, issued on March 14, 2013 (the “Old Notes”), of which $500,000,000 in aggregate principal amount is outstanding in the case of the Old 2021 Notes and $500,000,000 in aggregate principal amount is outstanding in the case of the Old 2023 Notes. The Exchange Notes will be guaranteed by the Company (the “Guarantee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, bylaws and operating agreement of the Issuers, as applicable, (ii) minutes and records of the proceedings of the Issuers, (iii) the Indentures, (iv) the Registration Statement, and (v) the minutes and records of the corporate proceedings of the Company with respect to the issuance of the Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when each series of Exchange Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and duly delivered to holders of the corresponding series of Old Notes in exchange for the Old Notes, the Exchange Notes will be validly issued and binding obligations of the Issuers and the Guarantee will be a validly issued and binding obligation of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Limited Liability Act of the State of Delaware and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indentures, Guarantee and the Exchange Notes and the performance by the Issuers of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either of the Issuers or the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP

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